Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Mercury Computer Systems Reports Third Quarter Fiscal 2012 Results

Third quarter financial highlights include:

Revenues of $67.0 million

Operating cash flow of $12.4 million

GAAP diluted net earnings per share from continuing operations of $0.17

Income from continuing operations of $5.2 million

Adjusted EBITDA of $12.0 million

CHELMSFORD, Mass. — April 24, 2012 — Mercury Computer Systems, Inc. (NASDAQ: MRCY, www.mc.com), a trusted provider of commercially developed ISR and EW subsystems for defense prime contractors, reported operating results for its third quarter of fiscal 2012 ended March 31, 2012. All results are presented and compared on a continuing operations basis.

Third Quarter Fiscal 2012 Results

Third quarter fiscal 2012 revenues were $67.0 million, an increase of $7.1 million from the third quarter of the prior fiscal year. Revenues from defense customers increased by $18.7 million, or 41%, while revenues from commercial customers decreased by $11.6 million, from the prior year’s third quarter.

GAAP net income from continuing operations for the third quarter of fiscal 2012 was $5.2 million, or $0.17 per diluted share, compared to $5.4 million, or $0.20 per diluted share, for the prior year’s third quarter. GAAP net income from continuing operations per diluted share includes $0.02 associated with the amortization of acquired intangible assets for the third quarter of fiscal 2012 and $0.02 for the prior year’s third quarter. GAAP net income from continuing operations per diluted share for the third quarter of fiscal 2012 was reduced by $0.02 per share in comparison to the prior year’s third quarter, associated with the impact of the issuance of incremental shares related to the Company’s follow-on public stock offering in last year’s third quarter.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • ir.mc.com

Mercury Reports Third Quarter Fiscal 2012 Results, Page 2

Third quarter fiscal 2012 GAAP net income from continuing operations includes approximately $2.4 million in tax expense, $2.0 million in depreciation expense, $1.3 million in stock-based compensation costs, $1.1 million in amortization of acquired intangible assets, ($0.2) million in fair value adjustments from purchase accounting, and $0.1 million of KOR acquisition costs and other related expenses. Third quarter fiscal 2012 adjusted EBITDA (net earnings from continuing operations before interest income and expense, income taxes, depreciation, amortization of acquired intangible assets, restructuring, impairment of long-lived assets, acquisition costs and other related expenses, fair value adjustments from purchase accounting, and stock-based compensation costs) was $12.0 million, compared to $11.3 million for the prior year’s third quarter.

Cash flows from operating activities were a net inflow of $12.4 million in the third quarter of fiscal 2012, compared to a net inflow of $5.4 million in the third quarter of fiscal 2011. Free cash flow, defined as cash flow from operating activities less capital expenditures, was a net inflow of $9.6 million in the third quarter of fiscal 2012, compared to a net inflow of $3.7 million in the third quarter of fiscal 2011. Cash and cash equivalents as of March 31, 2012 were $114.8 million, an increase of $9.9 million from December 31, 2011, largely due to cash generated by operating activities.

Management Comments

“Mercury once again delivered solid operational and financial results in the third quarter, driven by strong organic growth in our defense business and profitable revenue from recent acquisitions,” said Mark Aslett, President and CEO, Mercury Computer Systems. “Total revenue was near the high end of our guidance range, GAAP earnings per share and adjusted EBITDA both exceeded the high end of guidance, and operating cash flow more than doubled from the third quarter of last year.”

“Our third-quarter defense bookings and revenues both increased 41% year-over-year, including ACS and Mercury Federal Systems as well as results from our KOR Electronics acquisition,” Aslett said. “This growth demonstrates the continuing success of our strategy to focus Mercury on

Mercury Reports Third Quarter Fiscal 2012 Results, Page 3

well-funded areas in the defense marketplace – primarily ISR, electronic warfare and missile defense – while positioning the company as the premier commercial subsystem outsourcing partner to the primes and the intelligence community as they seek more open and affordable ISR and EW solutions.”

“Our capabilities are well-aligned with the Defense Department’s emerging strategic priority –maintaining our military’s access and freedom to operate by defending against electronic and cyber warfare threats, ballistic and cruise missiles, advanced air defenses or anti-personnel explosive devices,” said Aslett. “As a result, we are continuing to win healthy numbers of new designs while expanding our new business pipeline.”

“As we begin the fourth quarter, we currently expect Mercury to deliver approximately 7% to 9% full year revenue growth, with defense revenue growth of approximately 30%,” Aslett said. “Looking farther ahead, we believe that total company revenue growth, including M&A, will be in the mid-teens percentage range on average, over time, which should position Mercury as one of the winners in navigating the new defense industry environment.”

Backlog

Mercury’s total backlog at March 31, 2012 was $105.2 million, a $19.7 million increase from March 31, 2011. Of the March 31, 2012 total backlog, $95.1 million represents orders scheduled to be shipped over the next 12 months. The defense backlog at March 31, 2012 was $99.5 million, a $27.6 million increase from March 31, 2011. The total book-to-bill ratio was 0.74-to-1 for the third quarter of fiscal 2012 compared to 0.67-to-1 for the third quarter of fiscal 2011. Fiscal year 2012 to-date book-to-bill ratio was 0.93-to-1 compared to 0.83-to-1 during the same period in fiscal 2011.

Revenues by Operating Segment

Advanced Computing Solutions (ACS) — Revenues for the third quarter of fiscal 2012 from ACS were $60.4 million, including KOR, representing an increase of $2.3 million from the third quarter of fiscal 2011, as a result of an increase of $13.9 million, or 32%, in ACS defense, offset by a decrease of $11.6 million in commercial. Approximately 95% of ACS revenues for the third

Mercury Reports Third Quarter Fiscal 2012 Results, Page 4

quarter of fiscal 2012 related to defense business, as compared to approximately 75% in the third quarter of fiscal 2011.

Mercury Federal Systems (MFS) — Revenues for the third quarter of fiscal 2012 from MFS were $8.8 million, including PDI, representing an increase of $5.4 million from the third quarter of fiscal 2011.

The revenues by operating segment do not include adjustments to eliminate $2.2 million of inter-company revenues included in those operating segments in the third quarter of fiscal 2012.

Business Outlook

This section presents our current expectations and estimates, given current visibility, on our business outlook for the upcoming fiscal quarter. It is possible that actual performance will differ materially from the estimates given, either on the upside or on the downside. Investors should consider all of the risks, including those listed in the Safe Harbor Statement below, with respect to these estimates, and make themselves aware of the risk factors that may impact our actual performance.

For the fourth quarter of fiscal 2012, revenues are expected to be in the range of approximately $60 million to $66 million. At this range, GAAP net income from continuing operations per diluted share is expected to be in the range of $0.04 to $0.10. GAAP net income from continuing operations per diluted share includes $0.02 associated with the amortization of acquired intangible assets.

Adjusted EBITDA for the fourth quarter of fiscal 2012 is expected to be in the range of $7.0 million to $9.5 million.

Recent Highlights

April – Mercury announced the Ensemble® Series 6U OpenVPX™ LDS6524 and the 3U OpenVPX SBC3512 modules based on the 22 nanometer 3rd generation Intel® Core™ processor family (formerly codenamed “Ivy Bridge”). Utilizing the quad-core Intel Core i7-3615QE processor for the LDS6524 and the quad-core Intel Core i7-3612QE processor for the SBC3512, the new OpenVPX modules deliver greatly improved performance per watt, a key design metric for high-performance

Mercury Reports Third Quarter Fiscal 2012 Results, Page 5

defense and aerospace applications.

April – Mercury Computer Systems announced it received $5.1 million in follow-on orders from a leading defense prime contractor for rugged embedded multi-processing modules for two airborne radar applications.

April – Mercury announced that its KOR Electronics subsidiary entered into a strategic alliance with AAI Unmanned Aircraft Systems (UAS), an operating unit of Textron Systems, a Textron Inc. company. The alliance combines AAI’s expertise as a UAS systems integrator with KOR’s signals intelligence (SIGINT) equipment. The organizations intend to integrate KOR’s SIGINT products, focused on expeditionary tactical unmanned aircraft such as AAI’s renowned Shadow Tactical Unmanned Aircraft System, as a new addition to AAI’s family of Multi-Mission Payloads (MMP). Each modular MMP “pod” can be attached quickly to the Shadow aircraft to equip it for the mission at hand.

April – Mercury announced it received a contract from a major defense prime contractor to provide high performance digital signal processing modules and software to facilitate a technology refresh for the prime’s airborne radar application. The Mercury solution and subsequent refresh will also protect the prime’s significant investment in software development across a range of products. The design win is estimated to have a five year probable revenue value of approximately $30 million.

March – Mercury announced it received $2.8 million in follow-on orders from a global provider of electronic equipment for digital signal processing modules for an airborne synthetic aperture radar (SAR) application. The orders are expected to be shipped over the next four quarters.

March – Mercury announced the server-class Ensemble® Series 6U OpenVPX™ HDS6601 rugged compute blade based on the Intel® Xeon® processor E5-2600 family (formerly codenamed Romley-EP). Utilizing two of the new 8-core Intel Xeon E5-2648L processors, the HDS6601 is a 16-core Intel architecture-based module, configured as an easy-to-program symmetric multiprocessing

Mercury Reports Third Quarter Fiscal 2012 Results, Page 6

(SMP) cluster. This is the embedded computing industry’s first 16-way, 32-thread SMP server blade compliant with the OpenVPX standard, enabling new levels of rugged subsystem performance with deployed systems.

March – Mercury announced that Robert J. Kohler, former Director of the Office of Development and Engineering with the Central Intelligence Agency (CIA), and Peter Marino, a nationally acclaimed expert on defense and intelligence issues, were elected to the Board of Directors of KOR Electronics, a wholly-owned subsidiary of Mercury Computer Systems, Inc., acquired in December 2011.

February – Mercury announced two new small form factor-based solutions with outstanding SWaP characteristics for demanding RF applications: the Echotek® Series RFM-251-XMC Tuner and the Wideband DCM-V6-XMC Digital Transceiver. These new mixed-signal modules detect, locate and capture signals in real-time across an extremely wide range of frequencies, significantly improving the ability to anticipate threats and protect warfighters.

February – Mercury announced the Ensemble® Series 6U OpenVPX™ HCD6210 rugged compute blade based on the Freescale® T4240 QorIQ™ AMP Power Architecture®. Utilizing two of the new Freescale T4240 QorIQ AMP processors, the HCD6210 blade has a total of 24 cores/48 threads, each core with an AltiVec® single instruction, multiple data (SIMD) engine for high-performance signal processing support. Systems based on the HCD6210 can scale from 1 to 16 boards, enabling new levels of subsystem performance in radar, EO/IR and EW applications.

February – Mercury confirmed that it had been previously awarded a contract from a leading telecommunications provider to deliver an integrated signal processing subsystem based on the ATCA® standard. The high performance subsystem, a ground-based gateway, will enable vital terrestrial-satellite communications for a next-generation mobile satellite system to be used for national security, civilian and humanitarian efforts.

January – Mercury Computer Systems announced that Kevin M. Bisson joined the company as Senior Vice President, Chief Financial Officer and Treasurer. Mr. Bisson replaced Robert E. Hult, Mercury’s Senior Vice President, Chief Financial Officer and Treasurer, who retired from that

Mercury Reports Third Quarter Fiscal 2012 Results, Page 7

position effective the close of business on January 17, 2012. Mr. Hult agreed to remain as a part-time employee for a limited period to assist with the transition of his responsibilities following his retirement as Chief Financial Officer.

Conference Call Information

Mercury will host a conference call on Tuesday, April 24, 2012, at 5:00 p.m. EDT to discuss the third quarter fiscal year 2012 results and review its financial and business outlook going forward.

To listen to the conference call, dial (800) 289-0496 in the U.S.A. and Canada, and (913) 312-9321 in all other countries. The conference code number is 4479446. Please call five to ten minutes prior to the scheduled start time. This call will also be broadcast live over the web at www.mc.com/investor under “Financial Events.”

A replay of the call by telephone will be available from approximately 8:00 p.m. EDT on Tuesday, April 24, 2012, through 8:00 p.m. EDT on Sunday, May 6, 2012. To access the replay, dial (888) 203-1112 in the U.S.A. and Canada, and (719) 457-0820 in all other countries. Enter access code 4479446. A replay of the webcast of the call will be available for an extended period of time on the Financial Events page of the Company’s website at www.mc.com/investor.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides adjusted EBITDA and free cash flow, which are non-GAAP financial measures. Adjusted EBITDA excludes certain non-cash and other specified charges. Free cash flow is defined as cash flow from operating activities less capital expenditures. The Company believes these non-GAAP financial measures provide an enhanced understanding of its past financial performance and prospects for the future. However, the presentation of adjusted EBITDA and free cash flow is not meant to be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Management believes the adjusted EBITDA and free cash flow financial measures assist in providing an enhanced understanding of the Company’s underlying operational results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its

Mercury Reports Third Quarter Fiscal 2012 Results, Page 8

performance compared to prior periods and the marketplace, and to establish operational goals. A reconciliation of GAAP measures to the corresponding non-GAAP financial measures included in this press release is contained in the attached exhibits.

Mercury Computer Systems, Inc. – Where Challenges Drive Innovation®

Mercury Computer Systems (www.mc.com, NASDAQ: MRCY) is a best of breed provider of open, commercially developed, application-ready, multi-INT subsystems for defense prime contractors. With over 30 years of experience in embedded computing, superior domain expertise in radar, EW, EO/IR, C4I, and sonar applications, and more than 300 successful program deployments including Aegis, Global Hawk, and Predator, Mercury’s Services and Systems Integration team leads the industry in partnering with customers to design and integrate system-level solutions that minimize program risk, maximize application portability, and accelerate customers’ time to market.

Mercury is based in Chelmsford, Massachusetts, and serves customers worldwide through a broad network of direct sales offices, subsidiaries, and distributors.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to fiscal 2012 business performance and beyond and the Company’s plans for growth and improvement in profitability and cash flow. You can identify these statements by the use of the words “may,” “will,” “could,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” “likely,” “probable, ”and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, continued funding of defense programs, the timing of such funding, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, changes in the U.S. Government’s interpretation of federal procurement rules and regulations, market acceptance of the Company's products, shortages in components, production delays due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions and divestitures or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, changes to export regulations, increases in tax rates, changes to generally accepted accounting principles, difficulties in retaining key employees and customers, unanticipated costs under fixed-price service and system integration engagements, and various other factors beyond our control. These risks and uncertainties also include such additional risk factors as are discussed in the Company's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2011. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

# # #

Contact:

Kevin M. Bisson, CFO, Mercury Computer Systems, Inc.

978-967-1990

Challenges Drive Innovation, Echotek and Ensemble are registered trademarks and Application Ready Subsystem and ARS are trademarks of Mercury Computer Systems, Inc. Other product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2012	June 30, 2011
Assets
Current assets:
Cash and cash equivalents	$114,845	$162,875
Accounts receivable, net	38,190	44,786
Unbilled receivables and costs in excess of billings	11,672	1,059
Inventory	21,802	18,540
Deferred income taxes	8,132	7,678
Prepaid income taxes	1,668	1,075
Prepaid expenses and other current assets	4,894	4,171

Total current assets	201,203	240,184

Restricted cash	3,281	3,000
Property and equipment, net	15,351	14,520
Goodwill	132,325	79,558
Acquired intangible assets, net	26,231	16,702
Other non-current assets	955	1,598

Total assets	$379,346	$355,562

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$8,204	$7,972
Accrued expenses	12,272	5,808
Accrued compensation	12,149	16,288
Deferred revenues and customer advances	4,870	6,138

Total current liabilities	37,495	36,206

Deferred gain on sale-leaseback	4,689	5,556
Deferred income taxes	9,400	3,877
Income taxes payable	1,912	1,777
Other non-current liabilities	754	6,710

Total liabilities	54,250	54,126

Shareholders’ equity:
Common stock	296	291
Additional paid-in capital	220,463	213,777
Retained earnings	103,056	86,113
Accumulated other comprehensive income	1,281	1,255

Total shareholders’ equity	325,096	301,436

Total liabilities and shareholders’ equity	$379,346	$355,562

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Net revenues	$66,989	$59,855	$184,070	$167,476
Cost of revenues (1)	31,926	26,973	78,178	72,294

Gross margin	35,063	32,882	105,892	95,182

Operating expenses:
Selling, general and administrative (1)	15,217	14,437	43,281	42,653
Research and development (1)	11,452	10,683	35,041	32,061
Amortization of acquired intangible assets	1,143	663	2,651	1,299
Acquisition costs and other related expenses	145	100	763	407

Total operating expenses	27,957	25,883	81,736	76,420

Income from operations	7,106	6,999	24,156	18,762

Interest income	3	6	12	19
Interest expense	(8)	(10)	(26)	(68)
Other income, net	524	390	1,323	1,310

Income from continuing operations before income taxes	7,625	7,385	25,465	20,023

Income taxes	2,380	2,007	8,522	5,780

Income from continuing operations	5,245	5,378	16,943	14,243
Loss from discontinued operations, net of tax	—	—	—	(52)

Net income	$5,245	$5,378	$16,943	$14,191

Basic net earnings (loss) per share:
Continuing operations	$0.18	$0.20	$0.58	$0.59
Loss from discontinued operations	—	—	—	—

Net income	$0.18	$0.20	$0.58	$0.59

Diluted net earnings (loss) per share:
Continuing operations	$0.17	$0.20	$0.56	$0.57
Loss from discontinued operations	—	—	—	—

Net income	$0.17	$0.20	$0.56	$0.57

Weighted-average shares outstanding:
Basic	29,562	26,272	29,432	24,105

Diluted	30,168	27,324	30,057	24,911

(1) Includes stock-based compensation expense, allocated as follows:
Cost of revenues	$83	$63	$241	$170
Selling, general and administrative	$1,013	$1,036	$4,261	$3,590
Research and development	$246	$200	$692	$462

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Cash flows from operating activities:
Net income	$5,245	$5,378	$16,943	$14,191
Depreciation and amortization	3,113	2,323	8,381	5,939
Other non-cash items, net	3,081	1,298	5,447	3,812
Changes in operating assets and liabilities	1,004	(3,607)	(3,084)	(1,097)

Net cash provided by operating activities	12,443	5,392	27,687	22,845

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(29,508)	(70,370)	(29,508)
Sales of marketable securities	—	—	—	18,025
Purchases of property and equipment	(2,867)	(1,738)	(6,438)	(5,336)
Increase in restricted cash	—	—	(281)	—
Payments for acquired intangible assets	(30)	(200)	(50)	(2,375)

Net cash used in investing activities	(2,897)	(31,446)	(77,139)	(19,194)

Cash flows from financing activities:
Proceeds from follow-on public stock offering, net	—	93,945	—	93,945
Proceeds from employee stock purchase plans	246	603	1,031	2,188
Payments of deferred offering costs	—	(6)	(30)	(6)
Payment of capital lease obligations	(35)	(104)	(137)	(240)
Excess tax benefits from stock-based compensation	75	(447)	487	570

Net cash provided by financing activities	286	93,991	1,351	96,457

Effect of exchange rate changes on cash and cash equivalents	58	47	71	72

Net increase (decrease) in cash and cash equivalents	9,890	67,984	(48,030)	100,180

Cash and cash equivalents at beginning of period	104,955	88,437	162,875	56,241

Cash and cash equivalents at end of period	$114,845	$156,421	$114,845	$156,421

UNAUDITED SUPPLEMENTAL INFORMATION

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands)

Adjusted EBITDA, a non-GAAP measure for reporting financial performance, excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. Management believes that exclusion of these items assist in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and expense. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements. These amounts may vary from period to period due to changes in cash and debt balances and interest rates driven by general market conditions or other circumstances outside of the normal course of Mercury’s operations.

Income taxes. The Company’s GAAP tax expense can fluctuate materially from period to period due to tax adjustments that are not directly related to underlying operating performance or to the current period of operations.

Depreciation. The Company incurs depreciation expense related to capital assets purchased to support the ongoing operations of the business. These assets are recorded at cost or fair value and are depreciated using the straight-line method over the useful life of the asset. Purchases of such assets may vary significantly from period to period and without any direct correlation to underlying operating performance.

Amortization of acquired intangible assets. The Company incurs amortization of intangibles related to various acquisitions it has made and license agreements. These intangible assets are valued at the time of acquisition, are amortized over a period of several years after acquisition and generally cannot be changed or influenced by management after acquisition.

Restructuring. The Company incurs restructuring charges in connection with management’s decisions to undertake certain actions to realign operating expenses through workforce reductions and the closure of certain Company facilities, businesses and product lines. Management believes this item is outside the normal operations of the Company’s business and is not indicative of ongoing operating results.

Impairment of long-lived assets. The Company incurs impairment charges of long-lived assets based on events that may or may not be within the control of management. Management believes these items are outside the normal operations of the Company’s business and are not indicative of ongoing operating results.

Acquisition costs and other related expenses. The Company incurs costs associated with third-party professional services related to acquisition and potential acquisition opportunities, such as legal and accounting fees. Although we may incur such costs and other related charges and adjustments, it is not indicative that any transaction will be consummated. Management believes the exclusion of these items eliminates fluctuations in our selling, general, and administrative expenses related to acquisition activities which are unrelated to ongoing operations.

Fair value adjustments from purchase accounting. As a result of applying purchase accounting rules to acquired assets and liabilities, certain fair value adjustments are recorded in the opening balance sheet of acquired companies. These adjustments are then reflected in the Company’s income statements in periods subsequent to the acquisition. In addition, the impact of any changes to originally recorded contingent consideration amounts are reflected in the income statements in the period of the change. Management believes these items are outside the normal operations of the Company and are not indicative of ongoing operating results.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of revenues, selling, general and administrative expense and research and development expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company’s shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparisons of operating results that are consistent with periods prior to the Company’s adoption of FASB ASC 718, and allows comparisons of the Company’s operating results to those of other companies, both public, private or foreign, that disclose non-GAAP financial measures that exclude stock-based compensation.

Mercury uses adjusted EBITDA as an important indicator of the operating performance of its business. Management excludes the above-described items from its internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to the Company’s board of directors, determining the portion of bonus compensation for executive officers and other key employees based on operating performance, evaluating short-term and long-term operating trends in the Company’s operations, and allocating resources to various initiatives and operational requirements. The Company believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of charges that may vary from period to period without any correlation to underlying operating performance. The Company believes that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making. The Company believes that trends in its adjusted EBITDA are valuable indicators of its operating performance.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the adjusted EBITDA financial adjustments described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Income from continuing operations	$5,245	$5,378	$16,943	$14,243
Interest expense, net	5	4	14	49
Income taxes	2,380	2,007	8,522	5,780
Depreciation	1,970	1,660	5,730	4,640
Amortization of acquired intangible assets	1,143	663	2,651	1,299
Acquisition costs and other related expenses	145	100	763	407
Fair value adjustments from purchase accounting	(223)	148	(245)	148
Stock-based compensation expense	1,342	1,299	5,194	4,222

Adjusted EBITDA	$12,007	$11,259	$39,572	$30,788

Free cash flow, a non-GAAP measure for reporting cash flow, is defined as cash provided by operating activities less capital expenditures and, therefore, has not been calculated in accordance with GAAP. Management believes free cash flow provides investors with an important perspective on cash available for investment and acquisitions after making capital investments required to support ongoing business operations and long-term value creation. The Company believes that trends in its free cash flow are valuable indicators of its operating performance and liquidity.

Free cash flow is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenditures similar to the free cash flow financial adjustment described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these expenditures reflect all of the Company’s obligations which require cash.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Cash flows from operations	$12,443	$5,392	$27,687	$22,845
Capital expenditures	(2,867)	(1,738)	(6,438)	(5,336)

Free cash flow	$9,576	$3,654	$21,249	$17,509

MERCURY COMPUTER SYSTEMS, INC.

RECONCILIATION OF FORWARD-LOOKING GUIDANCE RANGE

Quarter Ending June 30, 2012

(In thousands, except per share data)

The Company defines adjusted EBITDA as income from continuing operations before interest, income taxes, depreciation, amortization of acquired intangible assets, restructuring, impairment of long-lived assets, acquisition costs and other related expenses, fair value adjustments from purchase accounting, and stock-based compensation costs.

The following table reconciles the adjusted EBITDA financial measure to its most directly comparable GAAP measure:

	Range
	Low	High
GAAP expectation — Income from continuing operations per diluted share	$0.04	$0.10

GAAP expectation — Income from continuing operations	$1,335	$2,971
Adjust for:
Interest expense, net	6	6
Income taxes	712	1,584
Depreciation	2,278	2,278
Amortization of acquired intangible assets	1,147	1,147
Acquisition costs and other related expenses	—	—
Fair value adjustments from purchase accounting	(119)	(119)
Stock-based compensation expense	1,592	1,592

Adjusted EBITDA expectation	$6,951	$9,459